CADENCE BANCORPORATION ANNOUNCES MERGER WITH STATE BANK FINANCIAL CORPORATION, CREATING A LEADING COMMERCIAL LENDING FRANCHISE

HOUSTON, TEXAS AND ATLANTA, GEORGIA (May 13, 2018) – Cadence Bancorporation (NYSE: CADE) and State Bank Financial Corporation (NASDAQ: STBZ) jointly announced today the entry into a definitive merger agreement in a stock-for-stock transaction, creating a combined organization with $16 billion in assets, $12 billion in loans, $13 billion in deposits and approximately 100 branches serving Texas, Georgia, Florida, Alabama, Tennessee and Mississippi, based on the companies’ balance sheets as of March 31, 2018.

Under the terms of the merger agreement, State Bank Financial Corporation (“State Bank”) shareholders will receive 1.160 shares of Cadence Bancorporation (“Cadence”) Class A common stock for each share of State Bank common stock, valuing the transaction at approximately $1.4 billion based on the closing share price of Cadence of $30.23 on May 11, 2018. After closing, legacy Cadence and State Bank shareholders will collectively own approximately 65% and 35% of the combined company, respectively.

At closing, three State Bank directors will join the board of Cadence and of Cadence Bank. Joe Evans, Chairman of the State Bank board, will serve as Vice Chairman of Cadence and Tom Wiley, Vice Chairman of the State Bank board, will serve as a director of Cadence and Chairman of Cadence Bank. Additionally, Cadence Bank CEO Sam Tortorici will relocate to Atlanta. Cadence Bank’s corporate headquarters will also move to Atlanta from Birmingham. Cadence Bancorporation will remain headquartered in Houston.

“We are excited to announce that two great companies are joining forces. State Bank is an impressive organization with talented, experienced and customer-centered bankers,” said Paul B. Murphy, Jr., chairman and CEO of Cadence. “We are pleased to combine these two strong, growing institutions which have been built on a common vision with shared values. I have enjoyed getting to know Joe, Tom and many of their bankers. When we went public a year ago, we said we wanted to be active with M&A. We said we would be selective and that we were looking for a gem. We found a gem with State Bank. I believe this is going to be an outstanding combination. I see it as a joint win for both company’s shareholders, customers, employees and the communities we serve.”

Sam Tortorici, CEO of Cadence Bank, added: “State Bank brings a significant Georgia presence, which will be an important part of our combined company. I look forward to relocating to the vibrant Atlanta area, where I have spent significant time over my banking career, and to working with the experience and expertise of State Bank’s business leaders. We will work together to ensure our future success in Georgia and as a leading regional banking franchise.”

"We are excited to be partnering with Cadence,” said State Bank Chairman Joe Evans. “From this incredible combination of talents and resources will emerge a truly exceptional bank that will be a formidable competitor in the dynamic markets we serve."

Cadence expects this acquisition to be ~7% accretive to earnings per common share in 2020, excluding one-time charges, and expects the transaction to deliver strong returns on capital. The transaction is expected to produce approximately 4% tangible book value per share dilution at closing with an earnback period of less than three years.

The merger agreement has been unanimously approved by the boards of both companies. Following the execution of the merger agreement, Cadence Bancorp, LLC, the controlling stockholder of Cadence, delivered a written consent adopting the merger agreement and approving the issuance of the Cadence shares in connection with the merger. Closing is subject to customary approvals by regulators and the shareholders of State Bank, and is expected to occur in the fourth quarter of 2018.

Goldman Sachs & Co. LLC served as financial advisor to Cadence, and Wachtell, Lipton, Rosen & Katz served as Cadence’s legal advisor. Sandler O’Neill + Partners L.P. and Raymond James & Associates, Inc. served as financial advisors to State Bank, and Nelson Mullins Riley & Scarborough LLP served as State Bank’s legal advisor. FIG Partners provided a fairness opinion and Kilpatrick Townsend & Stockton LLP served as legal advisor to State Bank’s Independent Directors Committee, comprised of State Bank’s independent directors.

Joint Investor Conference Call

Cadence and State Bank will hold a joint conference call to discuss the transaction on Monday, May 14, 2018 at 7:30 a.m. CT / 8:30 a.m. ET. Investor materials can be viewed by visiting www.cadencebancorporation.com and selecting “Events and Presentations” then “Presentations”.

To access the conference call, please dial one of the following numbers approximately 10-15 minutes prior to the start time to allow time for registration:

Dial in (toll free):    1-888-317-6003
International Dial in:    1-412-317-6061
Participant Elite Entry Number:    8560420

A replay will be available through May 28, 2018. To access the replay, please use the following numbers:

Dial in (toll free):    1-877-344-7529
International Dial in:    1-412-317-0088
Replay Access Code:    10120475

The event will be archived in the Events and Presentations section of www.cadencebancorporation.com.

About Cadence Bancorporation

Cadence Bancorporation is an $11 billion in assets regional bank holding company headquartered in Houston, Texas. Through its affiliates, Cadence operates 65 locations in Alabama, Florida, Texas, Mississippi and Tennessee, and provides corporations, middle-market companies, small businesses and consumers with a full range of innovative banking and financial solutions. Services and products include commercial and business banking, treasury management, specialized lending, commercial real estate, foreign exchange, wealth management, investment and trust services, financial planning, retirement plan management, business and personal insurance, consumer banking, consumer loans, mortgages, home equity lines and loans, and credit cards. Clients have access to leading-edge online and mobile solutions, interactive teller machines, and 56,000 ATMs. The Cadence team of 1,200 associates is committed to exceeding customer expectations and helping their clients succeed financially. Cadence Bank, N.A., Cadence Insurance, and Linscomb & Williams are direct or indirect subsidiaries of Cadence Bancorporation.

About State Bank Financial Corporation

State Bank Financial Corporation, with approximately $5 billion in assets as of March 31, 2018, is an Atlanta-based bank holding company for State Bank and Trust Company. State Bank operates a full service banking business and offers a broad range of commercial and retail banking products to our customers throughout seven of Georgia’s eight largest MSAs.

Cautionary Statement Regarding Forward-Looking Information
Statements included in this communication which are not historical in nature or do not relate to current facts are intended to be, and are hereby identified as, forward-looking statements for purposes of the safe harbor provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “will,” “anticipate,” “could,” “should,” “would,” “believe,” “contemplate,” “expect,” “estimate,” “continue,” “plan,” “project” and “intend,” as well as other similar words and expressions of the future, are intended to identify forward-looking statements. Cadence Bancorporation (“Cadence”) and State Bank Financial Corporation (“State Bank”) caution readers that forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties, include, among others, the following possibilities: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Cadence and State Bank; the outcome of any legal proceedings that may be instituted against Cadence or State Bank; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and State Bank shareholder approval or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Cadence and State Bank do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; Cadence’s ability to complete the acquisition and integration of State Bank successfully; and other factors that may affect future results of Cadence and State Bank. Additional factors that could cause results to differ materially from those described above can be found in Cadence’s Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the Securities and Exchange Commission (the “SEC”) and in other documents Cadence files with the SEC, and in State Bank’s Annual Report on Form 10-K for the year ended December 31, 2017, which is on file with the SEC and in other documents State Bank files with the SEC.

Important Additional Information

In connection with the proposed transaction between Cadence and State Bank, Cadence expects to file with the SEC a Registration Statement on Form S-4 (the “Registration Statement”) including a joint information statement of Cadence and proxy statement of State Bank and a prospectus of Cadence (although Cadence may elect to separately file the information statement of Cadence if it so elects), as well as other relevant documents concerning the proposed transaction. The proposed transaction will be submitted to State Bank’s shareholders for their consideration. Cadence Bancorp, LLC, the controlling stockholder of Cadence, has delivered a written consent approving the proposed transaction. This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. Stockholders of Cadence and shareholders of State Bank are urged to read the Registration Statement, information statement, proxy statement and prospectus regarding the transaction when they become available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information.

Shareholders will be able to obtain a free copy of the Registration Statement, information statement, proxy statement and prospectus, as well as other filings containing information about Cadence and State Bank, without charge, at the SEC’s website (http://www.sec.gov). Copies of the Registration Statement, information statement, proxy statement and prospectus and the filings with the SEC that will be incorporated by reference therein can also be obtained, without charge, by directing a request to Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, Attention: Corporate Secretary or to State Bank Financial Corporation, 3399 Peachtree Road NE, Suite 1900, Atlanta, Georgia 30326, Attention: Corporate Secretary.

Participants in the Solicitation

Cadence, State Bank and certain of their respective directors, executive officers and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding Cadence’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on March 30, 2018, and certain of its Current Reports on Form 8-K. Information regarding State Bank’s directors and executive officers is available in its definitive proxy statement, which was filed with the SEC on April 12, 2018, and certain of its Current Reports on Form 8-K. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Registration Statement, information statement, proxy statement and prospectus and other relevant materials filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

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Contact Information

Cadence Bancorporation
Media contact:
Danielle Kernell
713-871-4051
danielle.kernell@cadencebank.com

Investor relations contact:
Valerie Toalson
713-871-4103 or 800-698-7878
vtoalson@cadencebancorporation.com

State Bank Financial Corporation
Media contact:
Cara Jackson
404-266-4574
Cara.Jackson@statebt.com

Investor relations contact:
Sheila Ray
404-239-8684
Sheila.Ray@statebt.com